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                                                                      EXHIBIT 99

BOLLENBACH RESIGNS FROM HOST MARRIOTT
TO TAKE SENIOR POST AT DISNEY

  Bethesda, MD., April 4, 1995--Stephen F. Bollenbach will resign as president and chief executive officer of Host Marriott Corporation to accept the position of senior executive vice president and chief financial officer of the Walt Disney Company, it was announced today by Richard E. Marriott, chairman of Host Marriott. The resignation will be effective May 1, 1995.

  Richard E. Marriott will assume the responsibilities formerly held by Mr. Bollenbach until a replacement is announced.

  "Steve has done an excellent job as president of Host Marriott," said Marriott. "We regret his decision to leave but understand his attraction to Disney. Fortunately, with the strong management team we have in place, our strategy will stay on course and on schedule. Our team has the talent and experience to maintain our company's momentum."

  Host Marriott is the successor to Marriott Corporation which spun off most of its operating businesses to create Marriott International in October 1993. Bollenbach, who joined Marriott Corporation in March 1992 as chief financial officer, originated the idea of the spin-off. He formerly had been chief financial officer of the Trump Organization and Holiday Corporation, now Promus Companies.

  Host Marriott owns 100 hotels operated by Marriott International and is the nation's largest operator of toll road and airport concessions, with facilities at 73 airports and on 14 major highways.